Exhibit 10.16

Conatus Pharmaceuticals Inc.

Employee Incentive Compensation Plan

Conatus Pharmaceuticals Employee Incentive Compensation Plan is designed as a mechanism for rewarding the achievement of specifically measured corporate and individual goals by offering both short-term and long-term incentive compensation to employees. By awarding incentive compensation based on the achievement of specific, corporate and individual, pre-set objectives the plan promotes a commitment to attaining corporate success while reaching individual goals. By awarding both short-term and long-term incentives the plan provides measurable rewards along with positioning the company for long-term success.

Purpose of the Plan

Conatus Pharmaceuticals Employee Incentive Compensation Plan (the “Plan”) is designed to:

•	Provide incentive to meet short-term and long-term corporate and individual goals.

•	Encourage teamwork and ensure consistency among staff goals and objectives.

•	Recognize performance contributions that significantly impact corporate results.

•	Pay competitively in order to attract and retain quality performers.

Plan Governance

A Compensation Committee (the “Committee”) appointed by the Board of Directors is responsible for governance and administration of the Plan. The Committee is responsible for the approval of participation, award targets, performance measures, and earned awards under the Plan.

Corporate and Individual Performance

The Plan will make awards based on annual individual and corporate objectives as agreed to by the Committee prior to the beginning of the performance measurement period. The relative weight between individual and corporate performance factors will vary based on reporting levels and responsibility. The Plan’s weighting scheme is intended to reflect the direct impact each position has on overall corporate results, attach importance to corporate performance, and allow opportunity for participants to earn individual awards in low company performance years. The weighting will be reviewed annually by the Committee and adjusted if necessary. The initial weighting will be as follows:

	Corporate	Individual

President/CEO	100%	0%
Sr. Vice President	80%	20%
Vice President	70%	30%
Sr. Director/Director	60%	40%
All other employees	50%	50%

Performance Objectives

At the beginning of the Plan year, each participant will establish in dialogue with their supervisor four to six individual performance goals against which Plan performance will be measured. In addition, Plan participants will agree on corporate objectives for the year as established in the annual budgeting process. All individual and corporate goals that are to be used for performance measurement in the Plan must be approved by the Committee

Short Term Incentive Awards

Cash Incentive Awards and Award Targets

Cash incentive awards are determined by applying an “award multiplier” to each covered employee’s base salary The target award multipliers are used to establish the target cash pool based on overall corporate performance at the beginning of each year. The target award multiplier will generally be equal to the actual award multiplier used at year-end in situations where most objectives for the measurements period have been met. The award multiplier to be used in calculating each individual award at year-end may range from 0% to 150% of the target award multiplier. Target award multipliers for each salary grade are provided in Appendix A.

Performance Measurement

The following scale will be used by the Committee to determine the total cash pool based upon measurement of performance as determined by the Committee. Separate payment multipliers will be established for the individual and the corporate components of the annual award. The same payment multiplier for the corporate component of each participant’s annual award shall be used for all Plan participants in any given year.

Performance Category		Award Multiplier

1)	Performance for the year was outstanding and exceeded objectives (EC rating)	100 to 150%

2)	Performance for the year met or exceeded objectives or was excellent in view of prevailing conditions (EE rating)	75% to 100%

3)	Performance generally met the year’s objectives or was very acceptable in view of prevailing conditions (ME rating)	25% to 75%

4)	Performance for the year met some but not all objectives (BE rating)	0% to 25%

Calculation of Award

A specific dollar target award for the performance period is calculated by multiplying the employee’s base salary by the target award multiplier divided between its corporate component and its individual component based on the performance factor mix for that specific position. At the end of the performance period, the Committee will agree on corporate and individual award multipliers using the criteria described above. The corporate award multiplier, which is based on overall corporate performance, is used to calculate actual corporate performance by multiplying the target corporate award established for each individual at the beginning of the performance period by the actual award multiplier. The individual award multiplier, which is based on an individual’s performance against his objectives, is used in the same way to calculate the actual individual performance award. A sample calculation is shown in Appendix B.

Long Term Incentive Awards

Stock Option Award Targets

The Plan is designed to provide long-term incentive compensation through the annual award of stock options to participants. Options will be granted out of the Company’s existing Stock Option Plan and will be granted at the fair market value of Conatus common stock as of the first business day in January of each year. Employees with a performance rating of Below Expectations (BE) will not be eligible to receive a stock option award. Options granted under the provisions of the Conatus Incentive Compensation Plan will vest over four years. The target award schedule on Appendix C will initially be established under the Plan. This schedule is subject to revision at the beginning of each Plan year by the Committee.

As with the annual cash awards, the above number of shares would be expected to be awarded in years where most objectives for the measurement period have been met. The actual award multiplier that would be used in calculation of the annual grant at year-end is the same multiplier used for computation of the cash awards.

Calculation of Stock Award

The same multipliers are used for both the stock and cash awards for any one participant. A sample calculation is shown in Appendix B.

Partial Year Participation

If an employee becomes a Plan participant after the beginning of the Plan year, the committee will take into consideration the following factors in determining the eligibility of individual’s to receive an incentive award:

•	The individual’s overall contribution

•	The portion of the year spent as a Plan participant

•

If a participant’s employment is terminated during a Plan year for reason of death, disability, or retirement, the award eligibility will be determined based on performance as of the end of the Plan year. The final award if any, will be calculated by multiplying the full year award amount by the number of full weeks of employment during the performance period divided by 52.

Change in Control

In the event of a change in control of the company (as determined by the Committee consistent with existing definitions in other benefit plans), and if the plan is assumed by the acquiring company, incentive awards for the year in which the change in control occurs will be the greater of the target award or the actual award determined by the Committee in its sole discretion.

In addition, all unvested stock options previously granted under this Plan will be subject to 50% accelerated vesting immediately upon a change in control. The remaining unvested shares shall vest the earlier of (i) the date which is twelve months following the effective date of the change in control, or (ii) the date immediately prior to the date on which an employee incurs either an involuntary termination without cause or a constructive termination, if, and only if, the covered employee incurs the constructive termination or involuntary termination without cause at any time after the change in control, but prior to the date which is twelve months following the effective date of the change in control.

Appendix A

Conatus Pharmaceuticals Inc.

Employee Incentive Compensation Plan

Target Award Multipliers

GRADE LEVEL	SAMPLE TITLES	TARGET BONUS %
CEO	President	40.0%
Sr. VP	Sr. Vice President, Research & Development	30.0%
VP	Vice President, Preclinical Development	25.0%
Sr. Director	Sr. Director, Clinical Development	15.0%
Director	Controller	10.0%
Manager	Manager, IT	7.5%
Professional	Chemist	5.0%
Clerical	Administrative Assistant	3.0%

Appendix B

Conatus Pharmaceuticals Inc.

Employee Incentive Compensation Plan

Sample Calculations

EXAMPLE I: CASH AWARD CALCULATION

Position	Director
Base Salary	$120,000
Target Award Multiplier	10%
Target Award Amount	$12,000

Target Award Components (based on Performance Factor Mix):

Target award based on Corporate performance (50%)	$6,000
Target award based on Individual performance (50%)	$6,000

Actual Cash Award Calculation:

Assumed Payment Multipliers Based on Compensation Committee’s
Assessment of Corporate & Individual Performance

Corporate multiplier	75% - All corporate objectives met

Individual multiplier	125% - Performance was outstanding and exceeded objectives

Cash Award:
Corporate component	$4,500 ($6,000 x 75%)
Individual component	7,500 ($6,000 x 125%)

Total Cash Award	$12,000

EXAMPLE II: STOCK AWARD CALCULATION

Position	Director
Target Stock Award	20,000 shares

Target award based on Corporate performance (50%)	10,000 shares
Target award based on Individual performance (50%)	10,000 shares

Actual Stock Option Award Calculation:

Corporate component	7,500 (10,000 x 75%)
Individual component	12,500 (10,000 x 125%)

Total stock option grant	20,000 shares

Appendix C

Conatus Pharmaceuticals Inc.

Employee Incentive Compensation Plan

Target Stock Option Awards

GRADE LEVEL	SAMPLE TITLES	AT HIRE SHARES*	TARGET STOCK OPTION AWARDS
CEO	President	1,500,000	300,000
Sr. VP	Sr. Vice President, Research & Development	500,000	100,000
VP	Vice President, Preclinical Development	200,000	40,000
Sr. Director Director	Senior Director, Clinical Development Controller	150,000 100,000	30,000 20,000
Manager Professional Clerical	Manager, IT Chemist Administrative Assistant	50,000 25,000 10,000	10,000 5,000 2,000